Exhibit 99.1

Stryker announces the retirement of Glenn S. Boehnlein and the promotion of Preston Wells to Vice President, Chief Financial Officer

Portage, Michigan – January 28, 2025 – Stryker (NYSE: SYK) announced today that Glenn S. Boehnlein will retire from his role as Vice President, Chief Financial Officer. Boehnlein’s decision follows an impressive 22-year career at Stryker. Preston Wells, who currently serves as Group CFO for Stryker’s Orthopaedics Group, will assume the role of Vice President, Chief Financial Officer effective April 1, 2025.

“I want to thank Glenn for his performance drive, strong business partnership, and excellent leadership of the Finance and IT organizations. Glenn is a growth champion who invested in developing talent, including Preston Wells, who has been promoted to Chief Financial Officer,” stated Kevin A. Lobo, Chair and Chief Executive Officer, Stryker. “I am confident in Preston’s ability to help Stryker continue to deliver strong results.”

Wells has held various finance roles at Stryker. In his current role, he collaborates with the Joint Replacement, Trauma & Extremities, Spine, and Digital, Robotics, and Enabling Technologies teams to deliver market leading growth, while providing financial and strategic leadership across the Orthopaedics Group. Previously, Wells led Investor Relations, Enterprise Financial Planning & Analysis, and the sales finance and sales operations teams that supported Stryker’s Spine business.

Before Stryker, Wells had 17 years of senior accounting and financial management experience, holding finance leadership roles at Dialight Corporation and Johnson & Johnson. He graduated from Bucknell University with a bachelor’s in accounting and earned an MBA in Supply Chain Management from Lehigh University.

About Stryker

Stryker is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in MedSurg, Neurotechnology and Orthopaedics that help improve patient and healthcare outcomes. Alongside our customers around the world, we impact more than 150 million patients annually. More information is available at www.stryker.com.

Contacts

For investor inquiries please contact:

Jason Beach, Vice President, Finance and Investor Relations at 269-385-2600 or jason.beach@stryker.com

For media inquiries please contact:

Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com